Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of February 16, 2010 by and between Pretium Packaging, L.L.C., a Delaware limited liability company (the “Company”) and George Abd (the “Executive”) (each a “Party” and together, the “Parties”).

WHEREAS, pursuant to the Unit Purchase Agreement dated as of January 15, 2010 (the “Purchase Agreement”), by and among Pretium Holding LLC, a Delaware limited liability company (the “Purchaser”), the Company, and the holders of the existing membership units in the Company (collectively, the “Existing Members”), the Purchaser has agreed to purchase the Company from the Existing Members and in connection therewith the Company has agreed to acquire by way of merger PVC Container Corp., a Delaware corporation, which will become an indirect wholly-owned subsidiary of the Company; and

WHEREAS, the Executive was employed by the Company on the Closing Date (as defined in the Purchase Agreement); and

WHEREAS, the Parties wish to establish the terms of the Executive’s continued employment with the Company after the Closing Date (as defined in the Purchase Agreement).

NOW THEREFORE, in consideration of the premises and mutual considerations herein and for other good and valuable consideration:

1. Employment and Acceptance. The Company shall employ the Executive, and the Executive shall accept employment, subject to the terms of this Agreement, on the Closing Date (the “Effective Date”). The Agreement shall be binding on the Parties as of the date hereof; provided, however, that, in the event that the Purchase Agreement is terminated or the Closing Date does not occur, this Agreement shall terminate without any further obligation of the Parties.

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the second anniversary of the Effective Date. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the earlier of (i) the second anniversary of the Effective Date or (ii) the date the Executive’s employment terminates in accordance with Section 5. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus (as defined below) and other unaccrued benefits shall terminate except as may be provided for in Section 5.

3. Duties, Title and Location.

3.1 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of Chief Executive Officer and President of the Company. The Executive shall also serve as Chief Executive Officer of the Purchaser and shall report directly to the Board of

Directors of the Purchaser (the “Board”). If requested, the Executive shall also serve as a member of the Board and the Board of the Directors or other governing body of each of the Company and its subsidiaries without additional consideration.

3.2 Duties. The Executive will have such authority and responsibilities and will perform such executive duties as may be assigned to the Executive by the Board. The Executive will devote his full working-time and attention (other than due to physical or mental incapacity) to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries.

3.3 Location. The Executive shall perform his full-time services to the Company and its subsidiaries at the Company’s headquarters, currently located in Chesterfield, Missouri; provided that the Executive shall be required to travel as necessary to perform his duties hereunder.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:

4.1 Base Salary. The Company will pay to the Executive an annual base salary of $475,000, payable in accordance with the customary payroll practices of the Company (“Base Salary”). The Base Salary shall be reviewed no less frequently than annually for purposes of increase, such increase, if any, to be determined in the sole discretion of the Board.

4.2 Bonuses. With respect to each full fiscal year during the Term, the Executive shall be eligible to earn an annual bonus award (“Bonus”) targeted at seventy-five percent (75%) of the Executive’s Base Salary based upon the achievement of the criteria established each year by the Board or a committee of the Board. Such Bonus shall be payable promptly following the determination by the Board or the committee of the Board as to whether the relevant criteria have been achieved. With respect to partial fiscal years during the Term, the Bonus shall be prorated based on the number of days that have elapsed during the applicable fiscal year out of 365 days.

4.3 Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans and perquisite programs of the Company, which are available to other senior executives of the Company, on the same terms as such other executives, including, without limitation, an allowance of $850 per month (subject to periodic increases and other adjustments consistent with adjustments made for other senior executives of the Company as approved by the Board) for the purchase or lease of a vehicle, the vehicle’s operation and maintenance, and associated insurance costs. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company. During the Term, the Executive shall be provided.

4.4 Vacation. During each year of the Term, the Executive shall be entitled to 5 weeks of vacation at times scheduled by the Executive with advance notice to the Board.

4.5 Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

5. Termination of Employment.

5.1 By the Company for Cause, by the Executive or Due to Death or Disability. If: (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); (ii) the Executive terminates his employment upon at least sixty (60) days prior written notice; (iii) the Executive’s employment terminates due to his death; or (iv) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability, the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a) the Executive’s accrued but unpaid Base Salary to the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries (other than any severance plans) in accordance with the terms of such employee benefit plans; and

(b) expenses reimbursable under Section 4.4 above incurred but not yet reimbursed to the Executive to the date of termination.

For the purposes of this Agreement, “Cause” means, as determined by the Board, (i) indictment for a felony or any crime involving dishonesty or theft; (ii) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (iii) the Executive’s willful misconduct, (iv) the Executive’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board; (v) the Executive’s material breach of his obligations under this Agreement, including, but not limited to breach of the Executive’s obligations under Section 6, and the Executive’s continued inattention to or failure to perform adequately the duties to be performed by the Executive pursuant to Section 3.2; (vi) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (vii) the Executive’s failure to comply with a material policy of the Company, its subsidiaries or affiliates, which, if curable, is not cured or corrected within thirty (30) days after notice from the Board; or (viii) the Executive’s engaging in personal conduct (including, but not limited to harassment or discrimination of employees, or the use or possession at work of any illegal controlled substance) which seriously discredits or seriously damages, or could seriously discredit or seriously damage, the Company, its subsidiaries or affiliates. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Board).

For the purposes of this Agreement, “Disability” means that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) days in any one (1) year period.

5.2 By the Company Without Cause. If during the Term the Company terminates the Executive’s employment without Cause (which may be done at any time without prior notice), or if the Company does not offer to renew this Agreement, on or prior to the second anniversary of the Effective Date, on substantially the same terms and conditions as set forth herein, the Executive shall receive the incremental severance payments set forth in this Section 5.2 (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form acceptable to the Company:

(a) payment for accrued unused vacation days, payable in accordance with Company policy;

(b) continued Base Salary for twelve (12) months after the date the Executive’s employment terminates, payable in accordance with the customary payroll practices of the Company;

(c) the unpaid portion of the Bonus, if any, relating to any year prior to the fiscal year of the Executive’s termination, payable in accordance with Section 4.2 above;

(d) an amount equal to the average Bonus for the two fiscal years immediately prior to the Executive’s termination, payable in equal installments over the 12 month period after the Executive’s termination (concurrent with the payments made under Section 5.2(b) above).

(e) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of eighteen (18) months to the extent the Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

The Company shall have no obligation to provide the benefits set forth above in the event that the Executive breaches any of the provisions of Section 6.

5.3 Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing pursuant to a renewal of this Agreement or other agreement extending the Term hereof, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company; provided that the provisions of Sections 5.2, 6, 7, 8 and 9 of this Agreement shall survive any continuation or termination of this Agreement or the continuation or termination of the Executive’s employment hereunder.

5.4 No Mitigation. The Executive shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation.

5.5 Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board or other governing body to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

6. Restrictions and Obligations of the Executive.

6.1 Confidentiality.

(a) During the course of the Executive’s employment by the Company (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time during the thirty-six (36) months thereafter in the case of Confidential Information that is not confidential or proprietary to the Protected Parties and indefinitely for all other Confidential Information thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 6.1(a) or (v) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries.

(c) It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

6.2 Cooperation. During the Term or thereafter, the Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body, concerning the Company or its subsidiaries’ or affiliates’ operations relating to events that occurred during the Term.

6.3 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) hire any employee or an industry consultant (excluding law firms, accounting firms or other organization that has regional, national or international offices of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminated (an “Industry Consultant”) or any person who currently is an employee of the Company other than on a hourly basis (a “Current Employee”) or was an employee of the Company or any of its subsidiaries or affiliates, other than on a hourly basis, during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current Employee or an Industry Consultant to terminate such employee’s employment or Industry Consultancy relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity, other than Current or Former Employee who are hired or solicited in a general solicitation not directed at Company employees in particular.

6.4 Non-Competition. During the Term and for a period of twelve months following the termination of the Executive’s employment for any reason, the Executive shall not, without the Company’s prior written consent, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries on the date of the Executive’s termination of employment or within twelve (12) months of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.5 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.6 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

7. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 or hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.

8. Other Provisions.

8.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) business days after the date of mailing or one (1) business day after overnight mail, as follows:

(a)	If the Company, to:

Pretium Packaging L.L.C.

c/o Castle Harlan, Inc.

150 E. 58th Street

New York, NY 10155

Attention: William Pruellage

Telephone: (212) 644-8600

Fax: (212) 207-8042

With copies to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Robert Goldstein, Esq.

Telephone: (212) 756-2000

Fax: (212) 593-5955

(b) If the Executive, to the Executive’s home address reflected in the Company’s records.

8.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the term sheet between the Executive and the Pretium Packaging LLC, dated as of December 13, 2007.

8.3 Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which could arguably, in any way, preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5 Governing Law and Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of Missouri applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law. THE PARTIES AGREE TO WAIVE TRIAL BY JURY.

8.6 Assignability by Holdings and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

8.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ George Abd
Name:	George Abd

PRETIUM PACKAGING, L.L.C.

By:	/s/ Keith S. Harbison
Name:	Keith S. Harbison
Title:	Chairman of the Board